EXHIBIT 99.12

LOCK-UP AGREEMENT

April 16, 2025

Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC

c/o	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036
c/o	Goldman Sachs & Co. LLC 200 West Street New York, NY 10282

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”) of the several underwriters (collectively, the “Underwriters”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) with QXO, Inc., a Delaware corporation (the “Company”), providing for a public offering (the “Public Offering”) of shares (the “Shares”) of the common stock, par value $0.00001 per share, of the Company (the “Common Stock”).

To induce the Underwriters to participate in the Public Offering and to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), in each case, beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or Preferred Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or Preferred Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock, Preferred Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a)	transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;
(b)	transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock as a bona fide gift;
(c)	transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to any immediate family member of the undersigned or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for this purpose, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin);

(d)	distributions of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to limited partners, members or stockholders of the undersigned;
(e)	transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock (x) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned upon the death of the undersigned, or (y) by operation of law, such as pursuant to a domestic order or negotiated divorce settlement;
(f)	transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to another corporation, partnership or limited liability company that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, or to an investment fund or other entity that controls or manages, or is under common control with, the undersigned;
(g)	transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to the Company in connection with the repurchase of such securities upon the termination of the undersigned's employment with the Company;

provided that in the case of any transfer, disposition or distribution (i) pursuant to clause (b), (c), (d), (e) or (f), each transferee, donee or distributee shall sign and deliver to the Representatives a lock-up agreement substantially in the form of this agreement and (ii) pursuant to clause (b), (c), (d), (e), (f) or (g), no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period;

(h)	transfers (including through a “cashless” exercise or on a “net exercise” basis) of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to the Company solely as a result of the automatic vesting or settlement of any security convertible into Common Stock or Preferred Stock (including to satisfy withholding obligations or the payment of taxes in connection therewith); provided that (i) any securities received by the undersigned shall be subject to the terms of this agreement and (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Restricted Period;
(i)	transfers of shares of Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction, in each case, that is approved by the Company’s board of directors and made to all holders of the Company’s capital stock after the consummation of the Public Offering, involving a change of control of the Company; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s shares of Common Stock shall remain subject to the provisions of this agreement (for this purpose, “change of control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity));

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(j)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock; provided that (i) such plan does not provide for the transfer of shares of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Common Stock may be made under such plan during the Restricted Period;
(k)	the pledge, hypothecation or other granting of a security interest (each, a “Pledge”) in shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock owned by the undersigned to a to one or more nationally or internationally recognized financial institution as collateral or security for any bona fide loan, advance or extension of credit and any transfer upon any foreclosure upon such securities pursuant to such loan, advance or extension of credit; provided, however, that (i) the undersigned and its affiliates shall not Pledge shares of Common Stock, Preferred Stock or securities convertible into Common Stock or Preferred Stock resulting in a loan to value in excess of 50% and (ii) the undersigned or the Company, as the case may be, shall provide the Representatives prior written notice informing them of any public filing, report or announcement made by or on behalf of the undersigned or the Company with respect thereto; and
(l)	the conversion of shares of Preferred Stock into shares of Common Stock; provided that any securities received by the undersigned shall be subject to the terms of this agreement.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock, Preferred Stock or any security convertible into or exercisable or exchangeable for Common Stock or Preferred Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s securities except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

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This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

By:
Name:
Title:

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